Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Apogee Therapeutics, Inc. 2023 Equity Incentive Plan and the Apogee Therapeutics, Inc. 2023 Employee Stock Purchase Plan of our reports dated March 2, 2026, with respect to the consolidated financial statements of Apogee Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Apogee Therapeutics, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 2, 2026